                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT


                                  by and among


                                  SEIGO ARAI,


                               KANEMATSU USA INC.


                                      and


                             ENERGY VENTURES, INC.


                            Dated February 21, 1997

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
                                                         ARTICLE 1
                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                        ARTICLE 2
                                                TERMS OF PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . .   6

         2.1     Sale of the Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.3     Purchase Price and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4     Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.5     Documents to Be Delivered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                        ARTICLE 3
                                            REPRESENTATIONS AND WARRANTIES OF

                                                ARAI REGARDING THE COMPANY  . . . . . . . . . . . . . . . . . . . . .   8

         3.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2     Authority and Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.3     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.4     Affiliates and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.5     No Violation; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.8     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.10    Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.11    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.12    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.13    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.14    Absence of Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE 4
                                       INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF

                                                     THE STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .  19

         4.1     Authority and Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2     Execution and Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.4     No Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE 5
                                       REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . .  19

         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2     Due Authorization, Execution and Delivery; Effect of Agreement . . . . . . . . . . . . . . . . . . .  20
         5.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Purchaser for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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





                                                        ARTICLE 6
                                                        COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1     Conduct of the Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Governmental Approvals; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.3     Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4     Notice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6     Covenant Not to Compete With the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.7     Right of First Refusal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE 7
                                          CONDITIONS TO PURCHASER'S OBLIGATIONS   . . . . . . . . . . . . . . . . . .  26
         7.1     Representations True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.3     Stockholders' Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.4     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.5     Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.6     No Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.7     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.8     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE 8
                                       CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS  . . . . . . . . . . . . . . . . .  28
         8.1     Representations True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.3     Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.4     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.5     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.6     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                        ARTICLE 9
                                               TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . .  29
         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.2     Effect on Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                        ARTICLE 10
                                                     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.1    Indemnification by the Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.2    Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3    Notice and Opportunity to Defend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.4    Express Negligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 11


                                     NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                                        REPRESENTATIONS,WARRANTIES AND AGREEMENTS   . . . . . . . . . . . . . . . . .  33




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

                                                        ARTICLE 12
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.1    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.2    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.3    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         12.4    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.5    Effect of Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.6    Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.7    Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.8    Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.10   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.11   Construction and References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.12   Modification and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.13   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.14   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.15   Governing Law; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





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





                            STOCK PURCHASE AGREEMENT


         Stock Purchase Agreement (this "Agreement") dated as of February 21, 1997, among Seigo Arai ("Arai"), Kanematsu USA Inc., a New York corporation ("Kanematsu" and together with Arai, the "Stockholders"), and Energy Ventures, Inc., a Delaware corporation (the "Purchaser").

                             W I T N E S S E T H :

         WHEREAS, the Stockholders are the direct owners of all of the issued outstanding shares of capital stock of TA Industries, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, the Stockholders desire to sell to Purchaser, and Purchaser desires to buy from the Stockholders, all of the outstanding shares of the Company's common stock, $.01 par value (the "Company Stock");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings given to them in this Article 1, unless defined elsewhere in this Agreement.

         1.1 "Affiliate" shall mean with respect to a specified Person, a Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person.

         1.2 "Agreement" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         1.3 "Arai" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         1.4 "AIW" shall have the meaning such term is given in Section 6.6 hereof.

         1.5 "Assets" shall mean all of the assets and properties of the Company and the Subsidiaries, tangible and intangible, real, personal and mixed.

         1.6 "Benefit Plan" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding

(whether or not legally binding) providing benefits to any current or former employee or director of the Company or any of its Subsidiaries.

         1.7 "Control" means the power, direct or indirect, to direct or cause to direct the management and policies of such Person whether by contract or otherwise and, in any event and without limitation, any Person owning 15% or more of the voting securities of another Person shall be deemed to control that Person.

         1.8 "Business Day" shall mean any day other than Saturday, Sunday or other day on which federally chartered commercial banks in Houston, Texas are authorized by law to close.

         1.9     "Closing" shall have the meaning such term is given in Section
2.2 hereof.

         1.10    "Closing Date" shall have the meaning such term is given in
Section 2.2 hereof.

         1.11 "Closing Date Balance Sheet" shall have the meaning such term is given in Section 2.4 hereof.

         1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.13 "Company" shall have the meaning such term is given in the recitals to this Agreement.

         1.14 "Company Released Parties" shall have the meaning such term is given in Section 10.5 hereof.

         1.15 "Company Stock" shall have the meaning such term is given in the recitals to this Agreement.

         1.16 "Confidentiality Agreement" shall have the meaning such term is given in Section 6.5 hereof.

         1.17 "Damages" shall mean any and all liabilities, losses, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, actual costs of remediation, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)); provided, however, that Damages shall not include consequential, punitive or incidental losses except to the extent such losses are paid or owed to a third party.

         1.18 "Default" shall mean, as to any party to this Agreement, (i) a default by such party in the performance of any of its material obligations hereunder and the continuation of such default for a period of five business days after written notice is delivered by Purchaser (in the case of a default by a Stockholder) or by the Stockholders (in the case of a default by Purchaser) to the defaulting party that a default has occurred or (ii) the willful breach of any representation, covenant or warranty hereunder.

         1.19 "Encumbrance" shall mean any security interest, mortgage, pledge, claim, lien, charge, option, defect, encumbrance, or other right or interest of any nature whatsoever.

         1.20 "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health, safety or the environment in effect in any and all jurisdictions in which the Company or the Subsidiaries are conducting or at any time have conducted business, or where any of the Assets are located, or where any hazardous substances generated by or disposed of by the Company or the Subsidiaries are located, including, but not limited to, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. The terms "hazardous substance", "release" and no "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that, to the extent the laws of the state in which any Assets are located establish a meaning for "hazardous substance", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         1.21 "Environmental Liabilities" shall mean any and all Damages (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed (a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental
Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other third Person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute and arising out of or in connection with a release, as such term is defined in Section 101(22) of CERCLA, of Hazardous Materials.

         1.22 "Financial Statements" shall have the meaning such term is given in Section 3.13 hereof.

         1.23 "GAAP" shall mean United States generally accepted accounting principles as applied by the Company and its Subsidiaries in a manner consistent with that used for the preparation of the Financial Statements.

         1.24 "Governmental Entity" shall mean any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality.

         1.25 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.26 "Indemnifying Party" shall be as defined in Section 10.3 hereof.

         1.27    "Indemnitee" shall be as defined in Section 10.3 hereof.

         1.28 "Interim Financial Statements" shall have the meaning such term is given in Section 3.13 hereof.

         1.29    "IRS" shall mean the United States Internal Revenue Service.

         1.30 "Kanematsu" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         1.31 "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required by applicable Federal laws of the United States and laws of any state having jurisdiction over the transactions contemplated by this Agreement for the transactions contemplated by this Agreement to be consummated.

         1.32 "Material Adverse Effect" shall mean a single event, occurrence or fact that, together with all other events, occurrences and facts that could reasonably be expected to result in a material loss to the Company and its Subsidiaries, would have, or might reasonably be expected to have, a material adverse effect on the Assets, business, operations or financial condition of the Assets or the business of the Company and its Subsidiaries, or that would constitute a criminal violation of law involving a felony.

         1.33 "Net Equity" means, in accordance with GAAP and with reference to the combined balance sheet of TxArai and Tube-Alloy on a consolidated basis,
(i) the difference between total assets and total liabilities (including deferred income tax liabilities and capital lease obligations) less (ii) all liabilities of the Company determined in accordance with GAAP to the extent such liabilities are not otherwise included in the combined balance sheet of TxArai and Tube-Alloy; provided, however, there shall be excluded from the calculation of Net Equity any increases in the carrying value of any assets by virtue of purchase price adjustments made after September 30, 1996, including any purchase price adjustments relating to the Company's acquisition of Tube-Alloy, or otherwise or increases due to the recognition of any non-cash income after September 30, 1996, other than in connection with any sales of products and services in the ordinary course of business.

         1.34 "Objection Period" shall have the meaning such term is given in Section 2.4 hereof.

         1.35    "Pension Plans" shall have the meaning such term is given in
Section 3.8 hereof.

         1.36 "Person" shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust or unincorporated organization or government or any agent or political subdivision thereof.

         1.37 "Post-Closing Adjustment" shall have the meaning such term is given in Section 2.4 hereof.

         1.38 "Proposed Facility Disposition" shall have the meaning such term is given in Section 6.7 hereof.

         1.39 "Proprietary Rights" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade and corporate names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the business of the Company and its Subsidiaries.

         1.40    "Purchase Price" shall have the meaning such term is given in
Section 2.3 hereof.

         1.41 "Purchaser" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         1.42 "Purchaser Losses" shall have the meaning such term is given in Section 10.1 hereof.

         1.43    "Requisite Regulatory Approvals" shall be as defined in
Section 5.3 hereof.

         1.44    "Review Period" shall have the meaning such term is given in
Section 2.4 hereof.

         1.45 "Sale Documentation" shall have the meaning such term is given in Section 6.7 hereof.

         1.46 "September 30 Combined Financials" shall have the meaning such term is given in Section 3.13 hereof.

         1.47    "Statement" shall have the meaning such term is given in
Section 2.4 hereof.

         1.48 "Stockholders" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         1.49    "Subsidiaries" shall have the meaning such term is given in
Section 3.4 hereof.

         1.50    "Survival Period" shall have the meaning such term is given in
Article 11 hereof.

         1.51 "Taxes" means all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         1.52 "Tax Returns" means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

         1.53    "TxArai" shall have the meaning such term is given in Section
3.13 hereof.

         1.54    "Tube-Alloy" shall have the meaning such term is given in
Section 3.13 hereof.

         1.55 "Waste Materials" means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum and petroleum products, and any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law. "Waste Materials" does not include useful products that are stored or maintained in authorized containers.


                                   ARTICLE 2
                           TERMS OF PURCHASE AND SALE

         2.1 Sale of the Stock. On the Closing Date, upon the terms and subject to the conditions contained herein, the Stockholders shall transfer, sell, assign and convey, or cause there to be transferred, sold, assigned and conveyed, to Purchaser, and Purchaser shall purchase from the Stockholders, the Company Stock free and clear of all Encumbrances.

         2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Houston, Texas, at 9:00 a.m. (local time) on the fifth business day following the date after the later to occur of
(a) the obtaining of the Last Regulatory Approval and (b) the receipt of all other approvals, authorizations and consents set forth in Schedule 3.5 hereto, or at such other time and place as Purchaser and the Stockholders may mutually agree (the "Closing Date"). All matters at the Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed. The Stockholders shall promptly advise Purchaser in writing upon the occurrence of the events described in clauses (a) and (b) above.

         2.3     Purchase Price and Payment.  Subject to the provisions of
Section 2.4 hereof, in consideration for the sale to Purchaser by the Stockholders of the Stock, and upon the terms and subject to the conditions contained herein, Purchaser shall pay to the Stockholders an aggregate purchase price of $44,067,000 (the "Purchase Price"). The Purchase Price shall be paid to each Stockholder as set forth on Schedule 2.3 hereto. Payment of the Purchase Price shall be made by Purchaser to the Stockholders by wire transfer of immediately available funds to a bank account designated in writing by the Stockholders no later than two business days prior to the Closing.

         2.4     Post-Closing Adjustment.

                 (a) Within 45 calendar days following the Closing, Purchaser shall prepare and deliver to the Stockholders a consolidated combined balance sheet (the "Closing Date Balance Sheet") of TxArai and Tube-Alloy as of the Closing Date and a statement (the "Statement") reflecting the calculation of the adjustment (the "Post-Closing Adjustment") to the Purchase Price pursuant to this
         Section 2.4. The Closing Date Balance Sheet shall be prepared in accordance with GAAP. Purchaser shall provide the Stockholders with access to copies of all work papers and other relevant documents to permit the Stockholders to verify the accuracy of the entries contained in the Closing Date Balance Sheet. The Stockholders shall have a period of 30 calendar days after delivery of the Closing Date Balance Sheet and the Statement (the "Review Period") to review it and make any objections they may have in writing to Purchaser. If written objections to the Closing Date Balance Sheet or the Statement are delivered to Purchaser by the Stockholders within 10 days after the Review Period (the "Objection Period"), then the Stockholders and Purchaser shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Stockholders within the Objection Period, then the Closing Date Balance Sheet and the Statement shall be final and binding on the parties hereto. If disputes with respect to the Closing Date Balance Sheet or the Statement cannot be resolved by the Stockholders and Purchaser within 30 calendar days after the Objection Period, then, at the request of Purchaser or the Stockholders, the specific matters in dispute shall be submitted to Ernst & Young L.L.P. or such other independent accounting firm as may be approved by the Stockholders and Purchaser, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to the Stockholders and Purchaser its determination on the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne one-half by the Stockholders and one-half by Purchaser.

                 (b) Within two business days following the date upon which the Closing Date Balance Sheet becomes final and binding upon the parties pursuant to Section 2.4(a), (i) if the Net Equity shown on the Closing Balance Sheet exceeds

         $15,834,839, Purchaser shall pay the Stockholders in immediately available funds an amount equal to the difference and (ii) if the Net Equity shown on the Closing Balance Sheet is less than $15,834,839, the Stockholders shall pay to Purchaser in immediately available funds an amount equal to the difference.

         2.5     Documents to Be Delivered.

                 (a) At the Closing, the Stockholders shall deliver the following documents to Purchaser:

                          (i) a certificate or certificates representing the Company Stock duly endorsed in blank for transfer or accompanied by duly executed powers assigning the Company Stock in blank;

                          (ii) any resignations requested by Purchaser, effective as of the Closing Date, of directors of the Company and its Subsidiaries;

                          (iii) such minute books and stock transfer books of the Company and the Subsidiaries (or other books of record reflecting the ownership of the Subsidiaries) as are not then in the possession of the Company or their respective Subsidiaries;

                          (iv)    the certificates required to be delivered by
                 Section 7.3 hereof; and

                          (v)     a receipt for the Purchase Price.

                 (b) At the Closing, Purchaser shall deliver to the Stockholders the following:

                          (i)     $44,067,000 in immediately available funds;
                 and

                          (ii) the certificates required to be delivered pursuant to Sections 8.3 and 8.4 hereof.


                                   ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF
                           ARAI REGARDING THE COMPANY

         Arai hereby represents and warrants to Purchaser as follows:

         3.1 Organization and Good Standing. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, operate and lease its assets in the manner currently owned, operated and leased by it.

         3.2 Authority and Approval. The execution and delivery of this Agreement by Arai, the performance by Arai of all the terms and conditions hereof to be performed by Arai and the consummation of the transactions contemplated hereby by him have been duly authorized and approved by any requisite corporate action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of Arai enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         3.3 Capital Structure. The authorized capital stock of the Company consists of 100,000 shares of the Company Stock, of which 900 shares are issued and outstanding. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above.

         3.4     Affiliates and Subsidiaries.

                 (a) Set forth in Schedule 3.4 is the name and description of each Person in which the Company owns any equity or other similar ownership interests (each, a "Subsidiary", and collectively, the "Subsidiaries") and a description, including amount and percentage, of such interests. The interests set forth on Schedule 3.4 are owned by the Company free and clear of all Encumbrances, including, voting trusts or stockholders agreements.

                 (b)      With respect to each Subsidiary set forth on Schedule
         3.4 in which the Company owns, directly or indirectly, a majority of the outstanding voting securities or any controlling equity interest:

                          (i) Each such Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease the Assets it now owns, operates or holds under lease. Each such Subsidiary that is not a corporation is duly organized under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted, and to own, operate and lease the Assets that it now owns, operates or holds under lease.

                          (ii) Such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

                          (iii) Arai has previously delivered to Purchaser true and correct copies of the Articles or Certificate of Incorporation and Bylaws, or other similar organizational or constituent documents, of each such Subsidiary as in effect on the date hereof. The minute books of such Subsidiary previously made available to Purchaser are complete in all material respects and reflect all material action taken prior to the date hereof by their board of directors or other governing bodies and stockholders or equity owners, in their capacities as such.

                          (iv) All the outstanding shares of capital stock of each such Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All of the Company's direct or indirect ownership interests in each such Subsidiary that is not a corporation have been duly authorized and validly issued or vested, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person, are fully paid and are non-assessable. All such stock and ownership interests are owned of record and beneficially by the Company, either directly or indirectly, free and clear of all Encumbrances, including, voting trusts or stockholder agreements.

                          (v) There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating such Subsidiary (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of such Subsidiary or any securities or obligations convertible into or exchangeable for such shares or equity interests or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) of this Section 3.4.

         3.5 No Violation; Consents. Except as set forth on Schedule 3.5, this Agreement and the execution and delivery hereof by Arai do not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not, violate or conflict with any provision of or constitute a default under (whether with notice or the lapse of time or both), or require any filing, consent, authorization or approval under, any constituent documents of the Company or any Subsidiary or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon the Company or any Subsidiary or any provision of any indenture, instrument creating any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of its Assets or properties is bound, including those contracts listed on Schedule 3.7.

         3.6 Litigation. Except as set forth in Schedule 3.6, there are no actions, suits, claims or other legal, administrative, arbitration or other proceedings, or known governmental investigations, examinations or inquiries pending, or to the knowledge of Arai threatened, against the Company or any of its Subsidiaries or any of their respective properties, assets, operations or business or against the Company or any of its Subsidiaries that challenge the consummation of the transactions contemplated hereby.

         3.7 Contracts. Except as set forth in Schedule 3.7, neither Company nor any of its Subsidiaries, nor any of their respective properties, is a party to or bound by any agreement, contract or commitment (i) relating to the borrowing of funds, (ii) requiring the expenditure of funds in excess of $50,000 for any unscheduled agreements, contracts or commitments, (iii) relating to any loan or advance to, or investment in, any person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment, (iv) relating to any guarantee or financial assurance of any obligation or other contingent liability with respect to any indebtedness or obligation of any Person, (v) relating to any management service, employment, consulting or other similar type contract or agreement,
(vi) that would limit the freedom of the Company, any of its Subsidiaries or Purchaser, or any Affiliate thereof, following the Closing, to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of their respective assets or to compete with any person or to engage in any business or activity in any geographic area, (vii) obligating the Company or any of its Subsidiaries to provide indemnification or contribution with respect to any matter outside the ordinary course of business or (viii) that might reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or, to the best knowledge of Arai, the other contracting parties thereto have breached any provision of or are in default (and no event or circumstance exists, to the best knowledge of Arai with respect to other parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement listed in
Schedule 3.7 hereto, except, with respect to the Company and its Subsidiaries, where such breach or default would not have a Material Adverse Effect. All contracts, agreements, indentures, leases and other instruments listed in
Schedule 3.7 hereto are in full force and effect. There are no pending or, to the best knowledge of Arai, threatened disputes with respect to the contracts, agreements, indentures, leases or instruments described in Schedule 3.7. Neither the Company nor any of its Subsidiaries is currently obligated to pay any liquidated damages under any of the contracts, agreements, indentures, leases or other instruments described in Schedule 3.7 hereto and Arai is not aware of any facts or circumstance that could reasonably be expected to result in an obligation of a Company or any of its Subsidiaries to pay any such liquidated damages.

         3.8     Employee Matters.

                 (a) Schedule 3.8 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or its Subsidiaries for the benefit of any present or former officers or employees of the Company or any of its Subsidiaries. Arai has made available to Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent IRS determination letter, if any, and any rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and
         (vii) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits. No Pension Plan maintained or contributed to by the Company or its Subsidiaries is, or has been during the last five years, subject to Title IV of ERISA or Section 412 of the Code.

                 (b) Except as set forth in Schedule 3.8, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the best knowledge of Arai, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                 (c) Except as set forth in Schedule 3.8, each Benefit Plan that has been or is sponsored, participated in or contributed to by the Company or any of its Subsidiaries: (A) is in compliance in all material respects with all reporting and disclosure requirements of ERISA, including, but not limited to, Part 1 of Subtitle B of Title I of ERISA, (B) has had the appropriate Form 5500 filed timely for each year of its existence, if required, (C) has at all times complied with the bonding requirements of Section 412 of ERISA, if required, and (D) to the knowledge of Arai, has no controversy pending with any Governmental Entity (other than the payment of benefits in the normal course and controversies disclosed on Schedule 3.8, nor any controversy resolved adversely to the Company or any of its Subsidiaries, which may subject the Company or any Subsidiary to the payment of any penalty, interest, tax or other obligation.

                 (d) All voluntary employee benefit associations of the Company or any of its Subsidiaries have been submitted to and approved as exempt from Federal income tax under Section 501(c)(9) of the Code by the IRS.

                 (e) Except as set forth in Schedule 3.8, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provision in any Benefit Plan.

                 (f) Except as set forth in Schedule 3.8, neither the Company nor any of its Subsidiaries provides employee post-retirement medical or health coverage or contributes to or maintains any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                 (g) Except as set forth in Schedule 3.8, to the best knowledge of Arai, none of the Company or any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the
         Code) or any other breach of fiduciary responsibility that could subject the Company or any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(l)(1) of ERISA.

                 (h) With respect to any Benefit Plan that is an employee welfare benefit plan, (A) no such Benefit Plan includes a welfare benefits fund, as such term is defined in Section 419(e) of the Code,
         (B) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the consummation of the Merger.

         3.9     Taxes.  Except as set forth in Schedule 3.9 hereto:

                 (a) All Tax Returns that are required to be filed (taking into account all extensions) on or before the date of Closing for, by, on behalf of or with respect to the Company or any of its Subsidiaries, have been timely filed with the appropriate foreign, federal, state and local authorities and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been timely paid in full;

                 (b) All such Tax Returns and the information and data contained therein have been, in all material respects, properly and accurately compiled and completed, fairly presented in all material respects the information purported to be shown therein, and reflect all material liabilities for Taxes for the periods covered by such Tax Returns;

                 (c) None of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or any of its Subsidiaries or their respective properties, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Company or any of its Subsidiaries or their respective properties with respect to any Tax, or any matters under discussion with a foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

                 (d) All Taxes due and required to be paid by the Company or any of its Subsidiaries or assessed and due and required to be paid by the Company or any of its Subsidiaries have been timely paid in full;

                 (e) All withholding Tax and Tax deposit requirements imposed on the Company or any of its Subsidiaries or any of their respective properties for any and all periods prior to and including the date hereof have, and to and including the Closing will have been timely satisfied; and

                 (f) The Company and its Subsidiaries have each made adequate provision for the payment in full of any and all unpaid Taxes for any and all periods or portions thereof ending on or before the date of the Closing.

         3.10    Title to and Condition of Properties.

                 (a) There is set forth on Schedule 3.10 a list of each item of tangible personal property owned by the Company or any Subsidiary that has a net book value greater than $50,000. The Company and its Subsidiaries have good and indefeasible title to all of their respective personal property (including, without limitation, those items of personal property set forth on Schedule 3.10), free and clear of all Encumbrances, except for those Encumbrances set forth on
         Schedule 3.10.

                 (b) There is set forth on Schedule 3.10 a list of each item of tangible personal property leased by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which all of the personal property leased by them is leased, free and clear of all Encumbrances, except for those Encumbrances set forth on Schedule 3.10. Neither the Company nor any of its Subsidiaries has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the personal property set forth on
         Schedule 3.10 is leased, except for a default or breach that would not have a Material Adverse Effect. To the best knowledge of Arai, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of Arai, threatened disputes with respect to any lease or other agreement pursuant to which the personal property set forth on Schedule 3.10 is leased and, to the best knowledge of Arai, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse or time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

                 (c) There is set forth on Schedule 3.10 a description of all real property owned by the Company or any of its Subsidiaries.
         The Company and its Subsidiaries have good and indefeasible title to all of the real property set forth on Schedule 3.10 hereto, in fee simple absolute, free and clear of all Encumbrances, except for Encumbrances set forth on Schedule 3.10. No parcel of the real property set forth on Schedule 3.10 is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and, to the best knowledge of Arai, no such condemnation, expropriation or taking has been proposed.

                 (d) There is set forth on Schedule 3.10 a description of all real property leased by the Company and its Subsidiaries. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which the real property set forth on Schedule 3.10 is leased, free and clear of all Encumbrances set forth on such schedule. Neither the Company nor any of its Subsidiaries has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the real property set forth on Schedule 3.10 is leased. To the best knowledge of Arai, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of Arai, threatened disputes with respect to any lease or other agreement pursuant to which the real property set forth on Schedule 3.10 is leased and, to the best knowledge of Arai, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

                 (e) Each of the Company and its Subsidiaries owns or possesses licenses or other rights to use all rights to all Proprietary Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Set forth in
         Schedule 3.10 is a complete and accurate list of all patents, trademarks and licenses that the Company and its Subsidiaries own or possess or otherwise have rights to use and all patents, trademarks and licenses that the Company and its Subsidiaries own or possess or otherwise have rights to use. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company or any Subsidiary in respect of the items listed in Schedule 3.10 except as noted thereon. None of the Company or any of its Subsidiaries has received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights and the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person. None of the Company or its Subsidiaries has given indemnification for patent, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business. All of the Proprietary Rights that are owned by the Company or its Subsidiaries are owned free and clear of all Encumbrances. All Proprietary Rights that are licensed by the Company or any of its Subsidiaries from third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Encumbrances other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights and will not conflict with, constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any Proprietary Rights necessary for the conduct of the business by the Company or its Subsidiaries as currently conducted.

         3.11 No Brokers. None of Arai, the Company or any of its Subsidiaries has employed or retained any investment banker, broker, agent, finder or any other party, or incurred any obligation for broker's fees, finder's fees or commissions, with respect to the sale of the Company Stock or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby the Company, any of its Subsidiaries or Purchaser may be obligated to pay such a fee or commission. Arai agrees to indemnify and hold Purchaser harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by any of the Company or its Subsidiaries or by Arai or any Affiliate thereof with respect to any such fee, expense or commission.

         3.12    Environmental Matters.  Except as set forth in Schedule 3.12:

                 (a) Each of the Company and its Subsidiaries has, to the best knowledge of Arai, at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Entity, except where the failure to so operate in compliance would not have a Material Adverse Effect.

                 (b) Except as listed on Schedule 3.12, there are no existing, pending or, to the best knowledge of Arai, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the Company, any of its Subsidiaries or any of their respective assets which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to the release of Waste Materials or (iv) response, removal or remedial costs under CERCLA or any similar state law.

                 (c) All notices, permits, licenses or similar authorizations required to be obtained or filed by the Company or any of its Subsidiaries under all applicable Environmental Laws in connection with its current and, to the best knowledge of Arai, previous operation or use of the assets, any other assets or properties currently or, to the best knowledge of Arai, previously leased or owned by the Company or any of its Subsidiaries or the current and previous conduct of its business have been duly obtained or filed and are in full force and effect, except where the failure to do so would not have a Material Adverse Effect.

                 (d) Neither the Company nor any of its Subsidiaries has received notice that any permit, license or similar authorization is to be revoked or suspended by any Governmental Entity.

                 (e) Neither the Company nor any of its Subsidiaries owns or operates any underground storage tanks.

                 (f) No portion of the assets or properties currently or, to the best knowledge of Arai, previously leased or owned by the Company or any of its Subsidiaries is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law.

                 (g) To the best knowledge of Arai, all Waste Materials generated by the Company or any of its Subsidiaries that are stored or that require treatment or disposal have been transported, stored, treated and disposed of by carriers, and by storage, treatment and disposal facilities authorized and maintaining valid permits under all applicable Environmental Laws, except for such matters that would not have a Material Adverse Effect.

                 (h) To the best knowledge of Arai, no person has disposed or released any Waste Materials on or under any asset or property currently or, to the best knowledge of the Stockholders, previously leased or owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has disposed or released Waste Materials on or under the assets or properties currently or, to the best knowledge of Arai, previously leased or owned by the Company or any of its Subsidiaries, except in compliance with all applicable Environmental Laws, except for such matters that would not have a Material Adverse Effect.

                 (i) To the best knowledge of Arai, no facts or circumstances exist that could reasonably be expected to result in any liability to any person with respect to the current or past business and operations of the Company, any of its Subsidiaries, the assets or properties currently or previously leased or owned by the Company or any of its Subsidiaries in connection with (i) any release, transportation or disposal of any Waste Materials, hazardous substance or solid waste or (ii) action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law, except for such matters that would not have a Material Adverse Effect.

         3.13    Financial Statements.

                 (a) True and correct copies of (i) the audited consolidated balance sheet of Texas Arai, Inc., a Delaware corporation and wholly owned Subsidiary ("TxArai"), as of September 30, 1996, and
         (ii) the audited consolidated balance sheet of Tube-Alloy Capital Corporation, a Texas corporation and wholly owned Subsidiary ("Tube-Alloy") at December 31, 1995 (collectively, the "Financial Statements"), have been previously delivered to Purchaser. The Financial Statements fairly present the financial position of TxArai and Tube-Alloy as at the dates thereof and the cash flows and results of operations for the periods covered thereby, and have been prepared in accordance with GAAP.

                 (b) True and correct copies of the unaudited consolidated balance sheet of Tube-Alloy as of September 30, 1996, and the statement of income for the nine months ended September 30, 1996 have been previously delivered to Purchaser (the "Interim Financial Statements"). The Interim Financial Statements fairly present the financial position of Tube-Alloy and its Subsidiaries at September 30, 1996 and results of operations for the nine months ended September 30, 1996, and are prepared in a manner consistent with the Financial Statements and in accordance with GAAP.

                 (c) True and correct combined consolidated financial statements for TxArai and Tube-Alloy as of September 30, 1996, and for the nine months ended September 30, 1996, together with the combining and consolidating statements relating thereto (the "September 30 Combined Financials") have previously been provided to Purchaser. The September 30 Combined Financials fairly present the combined financial position of TxArai and Tube-Alloy as of September 30, 1996, and the results of operations for the nine months then ended in a manner consistent with the Financial Statements and GAAP.

                 (d) Except as set forth or reserved for on the Interim Financial Statements and the September 30 Combined Financials, or on
         Schedule 3.13, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, and whether due or to become due, other than those liabilities that (i) are fully reflected or reserved against in the September 30 Combined Financials, (ii) incurred in the ordinary course of business or (iii) are expressly disclosed in any other Schedule hereto.

         3.14    Absence of Certain Transactions.  Except as set forth in
Schedule 3.14, since September 30, 1996, the Company has not engaged in any of the transactions described in subsections (c), (d), (e), (g), (h), (m) and (n) of Section 6.1. Since September 30, 1996, there has not occurred any event or matter that would have a Material Adverse Effect.

                                   ARTICLE 4
                  INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

         Each Stockholder, severally and not jointly, represents and warrants to Purchaser as follows:

         4.1 Authority and Capacity. Such Stockholder has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.2 Execution and Delivery. Such Stockholder has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Compliance with Laws. The execution, delivery and performance by such Stockholder of this Agreement, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof will not conflict with, or result in any violation of or default by such Stockholder (with or without notice or lapse of time, or both) under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Stockholder is a party or by which such Stockholder may be bound or (ii) any statute or any judgment, decree, order, rule or regulation of any Governmental Entity to which such Stockholder is a party or by which such Stockholder may be bound.

         4.4 No Consents. No consents, approvals or authorizations of any Person (other than those which have been obtained) are required on the part of such Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.5 Stock. Each Stockholder owns the shares of the Company as set forth in Schedule 4.5 free and clear of all Encumbrances and, upon Purchaser's purchase of the shares of the Company Stock held by such Stockholder, Purchaser shall acquire such shares of Company Stock free and clear of all encumbrances.


                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Stockholders as follows:

         5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         5.2     Due Authorization, Execution and Delivery; Effect of
Agreement.

                 (a) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (b) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations or exemptions referred to in Section 5.3 hereof, (i) violate any provision of any law, rule or regulation to which Purchaser is subject; (ii) violate any order, judgment or decree applicable to Purchaser; or (iii) conflict with, or result in a breach or default under, the certificate of incorporation or by-laws of Purchaser; except, in each case, for violations, conflicts, breaches, defaults, terminations or modifications which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated by this Agreement.

         5.3 Consents. Except for the filing of a pre-merger notification and report form under the HSR Act by Purchaser and the expiration of the waiting period under the HSR Act and as set forth in Schedule 5.3, there is no consent, approval or authorization of, or exemption by, or filing with, any Governmental Authority or any Person in connection with the execution, delivery or performance by Purchaser of this Agreement or the taking of any other action contemplated hereby.

         5.4 Purchaser for Investment. Purchaser is purchasing the Company Stock for its own account, for investment purposes only and not with a view to any public resale or other distribution thereof.

         5.5 Brokerage. No banker, broker, finder or other Person is entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any Affiliate of Purchaser. Purchaser agrees to indemnify and hold the Stockholders harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by Purchaser or any Affiliate of Purchaser with respect to any such fee, expense or commission.

                                   ARTICLE 6
                                   COVENANTS

         Except as expressly authorized by this Agreement or expressly consented to in writing by Purchaser, Arai covenants and agrees with Purchaser as follows:

         6.1 Conduct of the Business Pending the Closing. Until the Closing, Arai shall and shall cause the Company to comply with the provisions set forth below (unless otherwise consented to in writing by Purchaser), including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other:

                 (a) The Company and its Subsidiaries shall conduct its business in the ordinary and usual course;

                 (b) Arai shall promptly notify Purchaser of, and furnish to Purchaser any information that Purchaser may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that may result in the representations and warranties of Arai not being true if they were made at any time prior to or as of the date of the Closing;

                 (c) Except as provided by the Benefit Plans or set forth on Schedule 6.1, neither the Company nor any of its Subsidiaries shall
         (i) grant or agree to grant any bonuses to any employee, (ii) grant any general increase in the rates of salaries or compensation of its or their employees or any specific increase to any employee, including executive officers of the Company, (iii) provide for any new pension, retirement or other employment benefits to any of its or their employees or any increase in any existing benefits or (iv) terminate or amend in any respect or provide for any material increase in benefits under any Benefit Plan;

                 (d) Neither the Company nor any of its Subsidiaries shall amend its charter or by-laws or enter into any merger or consolidation agreement;

                 (e) Neither the Company nor any of its Subsidiaries shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements;

                 (f) The Company shall use its best efforts to maintain and preserve the business of the Company intact, to retain their present employees so that they will be available to Purchaser after the Closing and to maintain existing relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;

                 (g) Neither the Company nor any of its Subsidiaries shall sell, assign or dispose of any of its assets or properties, tangible or intangible, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions of inventory made, or liabilities incurred, in the ordinary course of business consistent with past practices;

                 (h) Neither the Company nor any of its Subsidiaries shall assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or entity except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, or make any loans, advances or capital contributions to or investments in any other Person or entity, other than in the ordinary course of business consistent with past practices and in amounts not material to the Company and its Subsidiaries, taken as a whole;

                 (i) The Company and its Subsidiaries shall use best efforts to maintain in full force and effect all insurance currently maintained;

                 (j) Neither the Company nor any of its Subsidiaries shall take, or agree in writing or otherwise to take, any of the actions described in this Section 6.1 or any action that would make any representation or warranty inaccurate or untrue in any material respect or that would result in any of the conditions set forth in
         Article 7 hereof not being satisfied;

                 (k) Arai and the Company and its Subsidiaries shall use its best efforts to comply with all applicable local, state and federal laws, rules and regulations, judgments, decrees, orders, governmental permits, certificates and licenses;

                 (l) The Company shall maintain the books of account and records in the usual, regular and customary manner consistent with practices employed prior to the date hereof;

                 (m) Neither the Company nor any of its Subsidiaries shall implement or adopt (i) any change in its accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in its tax methods or principles or the application thereof (including depreciation lives); or

                 (n) Arai will not permit the Company or any Subsidiary, without the prior written consent of Purchaser, to (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock or other ownership interests, (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock or other ownership interests, (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other ownership interests, (iv) advance or otherwise loan any funds to the Stockholders or any Affiliate of the Company or the Stockholders other than the Company or any Subsidiaries or (v) take any preliminary action with respect to the foregoing.

         6.2     Governmental Approvals; Consents.

                 (a) Until the Closing, Arai shall, and shall cause the Company to, use its reasonable best efforts, and shall cooperate with Purchaser, to obtain all permits, approvals, filings and consents necessary or required to be obtained or made, and all waiting periods required to expire, for the consummation of the transactions contemplated by this Agreement under any applicable federal law or any state having jurisdiction over the transactions contemplated hereby (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"); and

                 (b) Until the Closing, Arai shall, and shall cause the Company to, use its reasonable best efforts to obtain all consents, approvals, clearances, waivers, orders or authorizations of any Person necessary to be obtained by the Company and its Subsidiaries or the Stockholders for the consummation of the transactions contemplated by this Agreement.

         6.3 Litigation and Claims. Until the Closing, Arai shall promptly inform Purchaser in writing of any litigation, or of any claim or controversy or contingent liability that might reasonably be expected to become the subject of litigation, against the Company or any of its Subsidiaries or affecting any of their respective Assets.

         6.4 Notice of Changes. Until the Closing, Arai shall promptly inform Purchaser in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in the financial condition, results of operations, business or Assets of the Company or any of its Subsidiaries that is or may reasonably be expected to have a Material Adverse Effect. Until the Closing, Arai shall promptly inform Purchaser in writing if any representation or warranty made by Arai in this Agreement shall cease to be accurate or any breach of any covenant or other agreement required by this Agreement to be performed or complied with by Arai.

         6.5 Access to Information. Prior to the Closing, Arai shall cause the Company to allow Purchaser to make such investigation of the business and properties of the Company and its Subsidiaries as Purchaser may desire and, upon reasonable notice, cause the Company to give to Purchaser and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Company and its Subsidiaries, and shall cause the Company to furnish to Purchaser during that period all copies of documents and information concerning the Company as Purchaser may reasonably request, subject to applicable law. All information furnished to Purchaser and its representatives under this Section 6.5 shall be kept confidential by such persons in accordance with the Confidentiality Agreement dated December 9, 1996, between the Purchaser and Arai, as amended from time to time (the "Confidentiality Agreement").

         6.6 Covenant Not to Compete With the Business. As an inducement to the Purchaser to acquire the Stock, Arai agrees that, except as otherwise permitted herein, effective as of the Closing Date and for a period of three years thereafter, he and his Affiliates shall not, without the consent of Purchaser, directly engage in the manufacture of (i) couplings and accessories used for oilfield tubular goods or (ii) products of a type currently manufactured by the Company or any of its Subsidiaries. Aria acknowledges that a remedy at law for any breach or attempted breach of this Section 6.6 will be inadequate and further agrees that any breach of this Section 6.6 will result in irreparable harm to Purchaser and Purchaser shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Arai acknowledges that this covenant not to compete is being provided as an inducement to the Purchaser to acquire the Company Stock and that this
Section 6.6 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser. Whenever possible, each provision of this Section 6.6 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Section 6.6 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 6.6. If any provision of this Section 6.6 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 6.6 but shall be confined in its operation to the provision of this Section 6.6 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 6.6 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. Notwithstanding anything to the contrary contained in this Section 6.6, Purchaser acknowledges that Arai owns a minority interest in Arai Iron Works Co. Ltd. ("AIW") which may compete with Company and its Subsidiaries and that Arai shall be able to consult with and provide guidance to the management of AIW but shall not serve as an employee, officer or director of AIW.

         6.7     Right of First Refusal.

                 (a) Purchaser agrees that if, at any time during a period of two years following the Closing Date, it shall elect to sell (whether by sale of assets or stock) the United States business that was conducted by the Company and its Subsidiaries as of the Closing Date (the "Company Business") to any Person that is not an Affiliate of the Purchaser (a "Proposed Disposition"), Purchaser shall (or shall cause any Affiliate of Purchaser to which the Company Business may have subsequently been transferred or conveyed, whether by asset transfer, stock transfer, merger or otherwise, to) offer to Arai the right to acquire the Facility that is proposed to be sold on the same terms and conditions under which Purchaser or its Affiliate proposes to dispose of the Company Business.

                 (b) In the event of any Proposed Disposition, Purchaser shall provide to Arai, at least 45 days prior to the Proposed Disposition, (i) the general terms and conditions of the Proposed Disposition (provided, however, Purchaser need not provide to Arai the name of the proposed purchaser) and (ii) the documentation required to be executed by Arai to purchase the Company Business that is subject to the Proposed Disposition, which documentation shall be the same as the documentation for the Proposed Disposition other than information relating to the parties and conditions relating to Arai's rights under this Agreement (the "Sale Documentation").

                 (c) If Arai elects to acquire the Company Business that is subject to the Proposed Disposition, Arai shall (i) notify the Purchaser in writing of such election by executing and delivering to Purchaser the Sale Documentation (together with any funds to be provided therewith) no later than 15 days after receipt of such notice and (ii) subject to receipt of any necessary regulatory approvals on the part of the Purchaser or any of its Affiliates, close the transaction within five days thereafter or on the date that such approval shall have been obtained.

                 (d) The foregoing right of first refusal granted to Arai shall not apply (i) to any merger, consolidation, share exchange, combination, sale of stock or change in control of Energy Ventures, Inc., or any successor thereto, (ii) any transfer, sale, conveyance, merger, consolidation, share exchange or other business combination involving all or substantially all of Purchaser's and its Subsidiaries' United States tubular manufacturing operations, (iii) any transfer, sale, merger or conveyance of the stock of Grant Prideco, Inc. (or any successor thereto), (iv) any merger, consolidation or transfer of stock or assets to any Affiliate of the Purchaser or any of the Purchaser's or its Affiliates' current or future Subsidiaries or (v) any manufacturing or operating changes effected by Purchaser or its Affiliates after the Closing with respect to the Company or any of its Subsidiaries or the Company Business as long as the Company or the Company Business continues to be owned or operated by the Company or any of its Affiliates.

                 (e) The provisions of this Section 6.7 shall be null, void and of no further force and effect in the event that Arai voluntarily elects to terminate his employment with Purchaser or any of its Affiliates prior to the expiration of the term ending two years following the Closing Date.

                 (f) The rights provided under this Section 6.7 shall be considered personal rights of Arai and may not, directly or indirectly, be transferred, assigned or otherwise conveyed by Arai by contract, operation of law or otherwise to any third party and any breach or attempted breach by Arai shall terminate any further obligations of Purchaser and its Affiliates under this Section 6.7.

         6.8     Employee Matters.

                 (a) In determining eligibility for and entitlement to vacation and other normal benefits (excluding stock-based plans and incentive programs) based on length of service by employees of the Company and its Subsidiaries under the Purchaser's normal policies, Purchaser agrees that service with the Company and its Subsidiaries shall be considered by the Purchaser and its Affiliates as service with the Purchaser and its Affiliates.

                 (b) Purchaser shall make available to the employees of the Company and its Subsidiaries benefit programs substantially the same as available to the employees of Purchaser.

                 (c) Purchaser agrees to cause Tube-Alloy to promptly pay following the Closing the transaction bonuses to the employees of Tube-Alloy as described on Schedule 6.8(b).

                 (d) Purchaser agrees to cause TxArai and Tube-Alloy to maintain the two-year stay bonus program for the key employees of TxArai and Tube-Alloy as more fully described on Schedule 6.8(c), subject to a maximum payment under that plan of $2,600,000.


                                   ARTICLE 7
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of all of the following conditions:

         7.1 Representations True and Correct. The representations of the Stockholders set forth in this Agreement shall be true and correct at and as of the Closing Date.

         7.2 Performance of Covenants. The Stockholders shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed by or complied with by them prior to or at the Closing. None of the events or conditions entitling Purchaser to terminate this Agreement under Section 9.1 hereof shall have occurred and be continuing.

         7.3 Stockholders' Certificates. Arai shall have delivered to Purchaser a certificate, dated the Closing Date, signed by Arai, stating that
(i) the representations and warranties of Arai set forth in this Agreement are true and correct at and as of the Closing Date, (ii) Arai has performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed by or complied with by Arai prior to or at the Closing, (iii) none of the events or conditions entitling Purchaser to terminate this Agreement under Section 9.1 shall have occurred and be continuing and (iv) Arai, the Company and its Subsidiaries shall have obtained all the consents, approvals or authorizations set forth in Schedule
3.5 hereto.

         7.4 Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Purchaser from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding shall have been instituted or threatened (other than by the Purchaser or any Affiliate thereof) seeking to restrain or prohibit Purchaser or the Stockholders from consummating the transactions contemplated hereby.

         7.5 Further Action. All consents, approvals, authorizations, exemptions and waivers set forth in Schedule 3.5 hereto shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third Persons that shall be required in order to enable the Stockholders to consummate the transactions contemplated hereby shall have been obtained except where the failure to obtain any such consents, approvals, authorizations, exemptions and waivers would not have a material adverse effect on the Company Condition or materially hinder or impair the consummation of the transactions contemplated by this Agreement.

         7.6 No Bankruptcy. None of the Stockholders, the Company or any Affiliate thereof shall have: (i) filed for voluntary bankruptcy (or shall have commenced against it an involuntary bankruptcy) under any chapter or section of the United States Bankruptcy Code; (ii) been adjudged bankrupt or insolvent in proceedings filed under any section or chapter of the United States Bankruptcy Code; (iii) made any general assignment for the benefit of creditors; (iv) been unable, or stated that it is unable, to pay its debts as they become due; or
(v) taken any preliminary action with respect to the matters described in clauses (i) or (iii).

         7.7 No Material Adverse Change. Except for any matter disclosed in this Agreement (including the Schedules hereto) there shall not have occurred any event or matter having a Material Adverse Effect since September 30, 1996.

         7.8 Legal Opinion. Purchaser shall have been furnished an opinion of Hoffman Sutterfield & Ensenat, counsel to the Company, that (i) this Agreement and the transactions contemplated hereby have been authorized by all necessary action on the part of the Stockholders and the Company and (ii) all of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free and clear of any adverse claims.

                                   ARTICLE 8
                  CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

         The obligations of the Stockholders to sell the Company Stock shall be subject to the satisfaction (or waiver by the Stockholders) on or prior to the Closing Date of all the following conditions:

         8.1 Representations True and Correct. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date.

         8.2 Performance of Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed by or complied with by it prior to or at the Closing. None of the events or conditions entitling the Stockholders to terminate this Agreement under Article 9 hereof shall have occurred and be continuing.

         8.3 Resolutions. The Stockholders shall have received certified copies of resolutions of the Board of Directors of Purchaser.

         8.4 Officer's Certificate. Purchaser shall have delivered to the Stockholders a certificate, dated the Closing Date, signed by the president or any vice president of Purchaser, stating that (i) the representations and warranties of Purchaser set forth in this Agreement hereof are true and correct at and as of the Closing Date, (ii) Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed by or complied with by them prior to or at the Closing and (iii) none of the events or conditions entitling the Stockholders to terminate this Agreement under Article 9 hereof shall have occurred and be continuing.

         8.5 Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Stockholders from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding shall have been instituted or threatened (other than by a Stockholder, the Company or any Affiliate thereof) seeking to restrain or prohibit Purchaser or the Stockholders from consummating the transactions contemplated hereby.

         8.6 Legal Opinion. The Stockholders shall have been furnished an opinion of Fulbright & Jaworski L.L.P., counsel to the Purchaser, (i) that this Agreement and the transactions contemplated hereby have been authorized by all necessary action on the part of the Purchaser, (ii) as to the validity and enforceability of this Agreement and (iii) that the Purchaser has received all required consents and approvals identified in Section 5.3 or Schedule 5.3 by Purchaser as being required.

                                  ARTICLE 9
                          TERMINATION PRIOR TO CLOSING

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) By the mutual written consent of Purchaser and the Stockholders; or

                 (b) By either the Stockholders or Purchaser in writing (provided the terminating party is not otherwise in Default) if the Closing shall not have occurred on or before April 15, 1997; or

                 (c) By Purchaser in writing if the Stockholders shall be in Default and such Default shall not have been cured or remedied; or

                 (d) By Purchaser in writing if Purchaser shall have determined based on its and its consultant's review of the Company Business and the Company and its Subsidiaries that there exists Environmental Liabilities, environmental conditions or environmental compliance matters that could reasonably be expected to result in the expenditure by the Company and its Subsidiaries of more than $250,000 to comply with all applicable Environmental Laws; or

                 (e) By the Stockholders in writing if Purchaser shall be in Default and such Default shall not have been cured or remedied; or

                 (f) By either the Stockholders or Purchaser in writing, if there shall be in effect an order of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

         9.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 3.11, 5.5 and 6.5 hereof; provided, however, that termination pursuant to clauses (c) or (e) of Section 9.1 hereof shall not relieve any defaulting party from any liability to the other parties hereto.


                                   ARTICLE 10
                                INDEMNIFICATION

         10.1    Indemnification by the Stockholders.

                 (a)      Except as otherwise limited by this Article 10 or
         Article 11 hereof, Arai agrees to indemnify, defend and hold Purchaser and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Purchaser Losses"), arising out of or resulting from or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Arai in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Purchaser pursuant to this Agreement by Arai, including the Schedules hereto.

                 (b) Kanematsu agrees to indemnify, defend and hold Purchaser and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Purchaser Losses arising out of or resulting from or relating to any misrepresentation or breach of warranty made by Kanematsu in this Agreement.

                 (c) Notwithstanding the foregoing, Arai shall not be liable under Section 10.1(a) in respect of a misrepresentation or breach of warranty unless and until the aggregate amount of any Purchaser Losses for which the Purchaser is entitled to indemnification from Arai exceeds $500,000; provided, however, (i) such limitation shall not apply if such Purchaser Losses arise from a breach of any of the representations set forth in Sections 3.3, 3.4(b)(iv) and (v), 3.11, 4.1, 4.2 and 4.5 and (ii) except for liability for Purchaser Losses that arise from a breach of any of the representations and warranties set forth in Sections 3.3, 3.4(b)(iv) and (v), 3.10, 4.1, 4.2 and 4.5, which shall not be limited, the liability of Arai for his representations and warranties shall not exceed $1,500,000 in the aggregate.

         10.2 Indemnification by Purchaser. Except as otherwise limited by this Article 10 and Article 11 hereof, Purchaser agrees to indemnify, defend and hold the Stockholders and each of their officers, directors, employees, agents, stockholders and controlling Persons and its successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Stockholder Losses"), arising out of or resulting from any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Purchaser in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to Stockholders by Purchaser pursuant to this Agreement.

         10.3    Notice and Opportunity to Defend.

                 (a) If a party seeking indemnification (the "Indemnitee") becomes aware of any matter that it believes may give rise to an indemnifiable claim, or asserts any claim that it believes may be indemnifiable pursuant to Section 10.1 or 10.2 hereof, the Indemnitee shall give the party obligated to provide indemnification (the "Indemnifying Party") prompt written notice of such matter or claim, stating with particularity the nature of such matter or the aforementioned claim and the amount thereof. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnifying Party that could have been actually avoided had such notice been provided within such required time period.

                 (b) If the matter that the Indemnitee believes gives rise to an indemnifiable claim does not involve a third party claim against an Indemnitee, the Indemnifying Party shall have 30 days from the date on which it received notice of such claim pursuant to this Section
         10.3 to respond to such notice. If such Indemnifying Party accepts responsibility or does not respond within such 30-day period, Indemnifying Party shall promptly pay to the Indemnitee the full amount of such claim. If the Indemnifying Party rejects any liability with respect to such claim, it shall give notice of such objection to the Indemnitee within such 30- day period and the parties shall seek to resolve such claim by agreement. If such claim is unable to be resolved by agreement within 60 days following the expiration of such 30-day period mentioned above, the parties shall be entitled to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to such party under applicable law.

                 (c) In the event any action, suit, proceeding or investigation is brought against the Indemnitee by a third party which the Indemnitee believes may give rise to an indemnifiable claim pursuant to Section 10.1 or 10.2 hereof, the Indemnitee shall give the Indemnifying Party prompt written notice of the commencement of such action, suit, proceeding or investigation as provided in subsection
         (a) of this Section 10.3. Such Indemnifying Party shall have a period of 30 days after receipt of such notice within which to respond to such notice. If such Indemnifying Party accepts responsibility, such Indemnifying Party shall be obligated to compromise or defend such matter, at its own expense and by counsel chosen by the Indemnifying Party reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. If such Indemnifying Party does not respond within such 30-day period or rejects responsibility for such matter in whole or in part, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to such party under applicable law. The Indemnitee shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. Any compromise of such asserted liability by the Indemnifying Party shall require the prior written consent of the Indemnitee, which shall not be unreasonably withheld. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement which involves solely the payment of cash which the Indemnifying Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notifies the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of such party's continuing to pursue such matter. An Indemnifying Party shall be entitled to recover from the Indemnitee any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnitee to pursue such matter.

         10.4    Express Negligence.       THE FOREGOING INDEMNITIES SET FORTH
IN THIS ARTICLE 10 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

         10.5 Releases. AS OF THE CLOSING, EXCEPT FOR THE OBLIGATIONS LISTED ON SCHEDULE 10.5 HERETO, WHICH SHALL REMAIN OUTSTANDING, EACH STOCKHOLDER DOES HEREBY FOR SUCH STOCKHOLDER AND SUCH STOCKHOLDER'S AFFILIATES, HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES, OFFICERS, DIRECTORS, CONTROLLING PERSONS OR ENTITIES, EMPLOYEES, ATTORNEYS AND SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "COMPANY RELEASED PARTIES") OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS, LIQUIDATED OR UNLIQUIDATED, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH SUCH STOCKHOLDER AND SUCH STOCKHOLDER'S AFFILIATES NOW HAVE, OWN OR HOLD OR HAVE AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY RELEASED PARTIES IN RESPECT OF (I) ANY OBLIGATION, WHETHER DIRECT OR INDIRECT, WITH RESPECT TO ANY LOAN, INDENTURE, SECURITY AGREEMENT, MORTGAGE, NOTE OR OBLIGATION WITH RESPECT TO MONEY BORROWED, INCLUDING ANY GUARANTY THEREOF, (II) ANY CONTRACT, AGREEMENT, WHETHER WRITTEN OR ORAL, BETWEEN THE COMPANY AND ANY SUBSIDIARY AND SUCH STOCKHOLDER OR ITS AFFILIATES THAT IS NOT LISTED ON SCHEDULE 10.5 HERETO OR (III) ANY OTHER EXISTING CLAIM THAT SUCH STOCKHOLDER IS AWARE OF AGAINST ANY RELEASED PARTY OR ANY OF ITS SUBSIDIARIES, INCLUDING THE KNOWN LIABILITIES CREATED AS A RESULT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF ANY COMPANY RELEASED PARTY; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN THE CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR FROM ANY BREACHES BY ANY OF THEM OF ANY REPRESENTATIONS OR WARRANTIES HEREIN OR IN CONNECTION WITH ANY OF SUCH OTHER AGREEMENTS SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT. SUCH STOCKHOLDER REPRESENTS AND WARRANTS THAT SUCH STOCKHOLDER HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED IN THIS SECTION 10.5. SUCH STOCKHOLDER COVENANTS AND AGREES THAT SUCH STOCKHOLDER WILL NOT ASSIGN OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED IN THIS SECTION 10.5. SUCH STOCKHOLDER REPRESENTS AND WARRANTS THAT SUCH STOCKHOLDER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION
10.5 AND THAT SUCH STOCKHOLDER HAS BEEN REPRESENTED OR ADVISED BY LEGAL COUNSEL AND OTHER PROFESSIONAL ADVISORS IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

                                   ARTICLE 11

                NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         All statements of fact contained in any written statement (including financial statements), certificate, instrument or document delivered by or on behalf of a Stockholder pursuant to this Agreement shall be deemed representations and warranties of that Stockholder. The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of two years following the Closing Date (except that the representations and warranties set forth in Sections 3.3, 3.4, 3.10, 3.11, 4.1, 4.2 and 4.5 shall survive the Closing Date without limitation) (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 10 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 10 hereof within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation; provided, however, that such survival shall not operate to expand the indemnification obligations set forth in Article 10. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.


                                   ARTICLE 12
                                 MISCELLANEOUS

         12.1 Entire Agreement. This Agreement and the other agreements contemplated hereby constitute the sole understanding of the parties with respect to the matters provided for herein and supersedes any previous agreements and understandings between the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by Purchaser and the affected Stockholders.

         12.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Prior to the Closing Date, this Agreement may not be assigned by any party without the prior written consent of the other party hereto, except that the Purchaser may, at its election, assign its rights under this Agreement to any direct or indirect wholly owned subsidiary. Notwithstanding the foregoing, no assignment of this Agreement or any of the rights or obligations hereof by Purchaser or by the Stockholders, as the case may be, shall relieve Purchaser or the Stockholders of its obligations under this Agreement and, upon any such assignment occurring prior to the Closing, the representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been made by Purchaser's assignee or by the Stockholders's assignee as well as by Purchaser or by the Stockholders, as the case may be.

         12.3    Arbitration.

                 (a) In the event there shall exist any dispute or controversy between the Purchaser and the Stockholders with respect to this Agreement or any matter relating hereto or the transactions contemplated hereby, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. If such dispute or controversy is unable to be resolved by agreement within 60 days following notice by Purchaser or the Stockholders of the nature of such dispute or controversy setting forth in reasonable detail the circumstances and basis of such dispute or controversy, either Purchaser or the Stockholders, as the case may be, may require that such dispute or controversy be resolved by binding arbitration pursuant to the provisions of this Section 12.3. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, which notice shall name one arbitrator. Within 10 days after the receipt of such notice, the other party shall name a second arbitrator. The two arbitrators so appointed shall name a third arbitrator, or failing to do so, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall resolve all disputes in controversy in accordance with the applicable substantive law. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding.

                 (b)      The arbitrators appointed pursuant to this Section
         12.3 shall promptly hear and determine (after due notice and hearing and giving the parties reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator or as soon as practical thereafter. If within such period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either party in like manner as if none had previously been named. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision.

                 (c) All expenses of arbitration, including reasonable compensation to the arbitrators and expenses of parties' counsel, witnesses and employees shall be borne as determined by the arbitrators.

                 (d) Nothing contained herein shall prohibit any party from seeking injunctive or other equitable relief pending any decision in arbitration or from enforcing any order or decision by the
         arbitrators in any court or other appropriate forum.   For purposes of
         injunctive relief, orders in aid of arbitration and entry of the arbitrator's award:

                          (i) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an Indemnitee may be brought with respect to any claim for indemnification by an Indemnitee;

                          (ii) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitration arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim for indemnification hereunder by an Indemnitee may be brought with respect to any claim for indemnification by an Indemnitee, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and

                          (iii) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby.

         12.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

         12.5 Effect of Due Diligence. No investigation by Purchaser, its Affiliates, agents or advisers into the business, operations, Assets and condition of the Company or any of its Subsidiaries shall diminish in any way the effect of any representations or warranties made by the Stockholders in this Agreement or shall relieve the Stockholders of any of their respective obligations under this Agreement.

         12.6 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable best efforts promptly to take or cause to be taken all action and to promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations hereunder. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest Purchaser with full title to and benefits of the Stock, the proper officers or directors of the Stockholders shall take all such necessary action.

         12.7 Transfer Taxes. Any stock transfer, real property transfer, sales or other like taxes or recording fees payable as a result of the transactions contemplated hereby, if any, shall be paid by the Stockholders. The Stockholders and Purchaser agree to cooperate with each other in the making of all filings required in connection with any transfer Taxes.

         12.8 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         12.10 Headings. The headings of the Sections and paragraphs of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         12.11 Construction and References. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules or Exhibits are references to the corresponding Schedules or Exhibits attached to this Agreement.

         12.12 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

         12.13 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, via telecopy (with receipt confirmed) or sent by registered or certified mail, postage prepaid:



                 if to the Stockholders, to

                 Mr. Seigo Arai
                 661 Bering Dr., Apt. 601
                 Houston, Texas 77057
                 Facsimile:       (713) 937-3756
                 Telephone:       (713) 937-1800

                 Mr. Masayuki Shimojima
                 Kanematsu USA Inc.
                 5847 San Felipe, Suite 2121
                 Houston, Texas 77056
                 Facsimile:       (713) 975-7966
                 Telephone:       (713) 975-7200

                          with copies to:

                          Hoffman Sutterfield & Ensenat
                          Texas Commerce Tower
                          600 Travis, Suite 2860
                          Houston, Texas 77002
                          Attention:  David M. Cowan
                          Facsimile:  (713) 227-2733
                          Telephone:  (713) 227-5505

                 if to the Purchaser, to:

                 Energy Ventures, Inc.
                 5 Post Oak Park, Suite 1760
                 Houston, Texas  77027
                 Attention:  James G. Kiley
                 Facsimile:  (713) 297-8488
                 Telephone:  (713) 297-8400
                          with copies to:

                          Fulbright & Jaworski L.L.P.
                          1301 McKinney, Suite 5100
                          Houston, Texas 77010-3095
                          Attention:  Curtis W. Huff
                          Facsimile:  (713)  651-5246
                          Telephone:  (713)  651-5151


or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

         12.14 Public Announcements. Neither the Stockholders (nor any of their Affiliates, including the Company) nor Purchaser (nor any of its Affiliates) shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by law.

         12.15 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed by the laws of Texas applicable to agreements made and to be performed in such jurisdiction.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.



                               STOCKHOLDERS



                                              /s/ Seigo Arai
                               ----------------------------------------------
                                                  SEIGO ARAI


                               KANEMATSU USA INC.



                               By:         /s/ Noboru Kinoshita
                                  -------------------------------------------

                               Name:           Noboru Kinoshita
                                    -----------------------------------------

                               Title:             President
                                     ----------------------------------------


                               ENERGY VENTURES, INC.




                               By:          /s/ James G. Kiley
                                   ------------------------------------------
                                                James G. Kiley
                                              Vice President and
                                           Chief Financial Officer

         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules with this Exhibit No. 2.1. Listed below is a brief description of the omitted schedules. The Company agrees to furnish supplementally a copy of any of such omitted schedules to the Commission upon request.


Schedules
---------
2.3       Purchase Price Paid to Stockholders
3.4       List of Subsidiaries
3.5       List of Approvals, Authorizations and Consents Needed by Sellers
3.6       List of Litigation
3.7       List of Material Contracts
3.8       List of Employee Benefit Plans
3.9       Taxes
3.10      List of Property
3.12      Environmental Matters
3.13      Financial Statements
3.14      Absence of Certain Transactions
4.5       List of Stockholders
5.3       List of Approvals, Authorizations and Consents Needed by Purchaser
6.1       Conduct of Business Pending Closing
6.8(b)    Employee Transaction Bonuses
6.8(c)    Employee Stay Bonuses
10.5      Outstanding Obligations